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                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.  Nine )
                                         ------

                         Intelligent Systems Corp.
                     ----------------------------------
                              (Name of Issuer)

                                   Common
                     ----------------------------------
                       (Title of Class of Securities)

                                 45816D100
                     ----------------------------------
                              (CUSIP Number)


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

          Wallace R. Weitz & Company    47-0654095
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group                                (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
          State of Nebraska
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Number of Shares              (5) Sole Voting
 Beneficially                       Power                   550,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                   None
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                   550,000
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                   None
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
          550,000
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
          10.8%
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(12) Type of Reporting Person
          IA
-------------------------------------------------------------------------------


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Schedule 13G                                                             Page 2


ITEM 1(A).  NAME OF ISSUER
               Intelligent Systems Corp
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ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
               4355 Shackleford Road
               Norcross, Georgia 30093
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ITEM 2(A).  NAME OF PERSON(S) FILING
               Wallace R. Weitz & Company
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ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
               1125 South 103rd Street, Suite 600
               Omaha, Nebraska 68124-6008
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ITEM 2(C).  CITIZENSHIP
               State of Nebraska
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ITEM 2(D).  TITLE OF CLASS OF SECURITIES
               Common
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
               45816D100
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ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B),
  CHECK WHETHER THE PERSON FILING IS A

        /X/ Investment Adviser registered under section 203 of the Investment
            Advisers Act of 1940


ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
                                                                 550,000
    ---------------------------------------------------------------------------

    (b) Percent of Class:
                                                                 10.08%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
                                                                 550,000
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
                                                                 None
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
                                                                 550,000
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
                                                                 None
              -----------------------------------------------------------------

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ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                       2/11/98
                                       ----------------------------------------
                                       (Date)
                                       /s/ Wallace R. Weitz
                                       ----------------------------------------
                                       (Signature)
                                       Wallace R. Weitz, President
                                       ----------------------------------------
                                       (Name/Title)